Exhibit 99.3 Proxy Pol

Proxy Voting Policy and Procedures

I. Introduction

Rule 206(4)-6 (the “Rule”) under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients.  The Rule further requires the adviser to provide a concise summary of the adviser’s proxy voting process and offer to provide copies of the complete proxy voting policy and procedures to clients upon request.  Lastly, the Rule requires that the adviser disclose to clients how they may obtain information on how the adviser voted their proxies.

II. Oversight

To provide centralized management of the proxy voting process, SBAM shall establish a Proxy Voting Committee (the “Committee”).  The Committee shall be comprised of the CIO and two research analysts as voting members.  The Chief Compliance Officer and the Nuveen Global Operations Proxy Administrator, as well as other individuals as designated by the Committee, shall serve as non-voting members. The Committee shall meet at least annually, or more frequently as required.

The Proxy Voting Committee shall:

•                  oversee the proxy voting process, including the identification of material conflicts of interest involving SBAM and the proxy voting process in respect of securities owned by or on behalf of such clients;

•                  determine how to vote proxies relating to issues not covered by this Policy and Procedures; and

•                  determine when SBAM may deviate from this Policy and Procedures.

III. Proxy Voting Policy

SBAM’s policy is to vote client proxies in the interest of maximizing shareholder value and consideration shall be given to both the short and long term implications of any proposal.  Unless the Committee otherwise determines (and documents the basis for its decision), or as otherwise provided below, SBAM shall cause proxies to be voted in a manner consistent with the recommendations or guidelines of an independent third party proxy service or other third party.

SBAM has adopted the guidelines of and will generally vote in accordance with the recommendations of Institutional Shareholder Services, Inc. (“ISS”) as such guidelines may be updated from time to time.  In addition, SBAM may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines.  As a general matter, unless otherwise restricted, SBAM reserves the right to override the applicable recommendations or guidelines in any situation where it believes that following such recommendations or guidelines is not in its clients’ best interest, and on selected issues, such as mergers, SBAM may not vote in accordance with the ISS recommendations when it believes that specific ISS recommendations are not maximizing shareholder value.

IV. Proxy Voting Procedures

Clients may opt to vote proxies themselves or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

Generally, SBAM will vote all eligible ballots received.  Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that SBAM receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by SBAM and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), SBAM will generally refrain from voting such proxies.  In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further SBAM’s interest in maximizing shareholder value.  SBAM may consider an institutional client’s special request to vote a legacy security proxy, and, if agreed, would vote such proxy in accordance with the guidelines below.

SBAM may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interests not to vote.  Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as SBAM deems appropriate under the circumstances.

Generally, SBAM does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, SBAM may decide, on an individual security basis that it is in the best interests of its clients for SBAM to vote the proxy associated with such a security, taking into account the loss of liquidity.  In addition, SBAM may decline to vote proxies where the voting would in SBAM’s judgment result in some other financial, legal, regulatory disability or burden to SBAM or the client (such as imputing control with respect to the issuer).

It is the responsibility of the custodian appointed by the client, or the program sponsor in the case of the SMA Accounts, to ensure ballots are generated sufficiently in advance of the relevant meeting to allow SBAM adequate time to vote its clients’ proxies. In certain instances, SBAM may elect not to vote a proxy or otherwise be unable to vote a proxy on its clients’ behalf. Such instances may include, but are not limited to, a de minimus number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with clients or SMA program sponsors. A SMA program sponsor, a broker or a custodian, may provide SBAM with notice of proxy ballots in the aggregate, rather than on the underlying account-level. Since SBAM is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the program sponsor, broker or custodian, and consequently may be unable to reconcile the proxy ballots voted to the underlying-account level.

Proxies received after the termination date of a client relationship will generally not be voted.  Exceptions will be made from time to time, such as when the record date is for a period in which the client’s account was under management.

V. Material Conflicts of Interest

The Committee will seek to reasonably assess any material conflicts between SBAM’s interests and those of its clients with respect to proxy voting by considering the situations listed below. When a material conflict of interest is identified, SBAM shall cause proxies to be voted in accordance with the applicable recommendation or guidelines to avoid such conflict. If a material conflict of interest has been identified, but the proxy matter(s) is not covered by the third party service provider recommendations, SBAM may (i) vote in accordance with the recommendations of an alternative independent third party, (ii) disclose the conflict to the client, and with their consent, make the proxy voting determination and document the basis for such determination, or (iii) resolve the conflict in such other manner as SBAM believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the best interest of the client.

Record of the determination of a conflict of interest and its resolution will be kept with the SBAM proxy voting history.  So long as there are no material conflicts of interest identified, SBAM will vote proxies according to the policy set forth above.  Any attempts by SBAM personnel to influence the voting of client proxies in a manner that is inconsistent with the Proxy Voting Policy will be reported to the CCO, or designee.

SBAM considers the following situations to be material conflicts:

•                  Assets managed by SBAM for a publicly-traded company that is the subject of a proxy vote;

•                  An employee’s spouse who serves as a director or executive of an issuer that is held in SBAM client portfolios.

Although SBAM has affiliates that provide investment advisory, broker-dealer, or other financial services, it does not generally receive non-public information about the business arrangements of such affiliates (except in limited circumstances such as with regard to major distribution partners of their investment products) or the directors, officers and employees of such affiliates. Therefore, SBAM is unable to consider such information in its process of determining whether there are material conflicts of interest.

VII. Disclosure

SBAM discloses in its Form ADV Part 2A a summary of its proxy voting practices as well as how a client may obtain a copy of SBAM’s Proxy Voting Policy and Procedures or information on how SBAM voted a client’s securities.

VIII. Recordkeeping

SBAM must maintain the documentation described in the following section for a period of not less than five (5) years, the first two (2) years must be readily accessible.  SBAM has delegated casting of ballots and record retention to Nuveen Global Operations (“NGO”).  NGO shall be responsible for maintaining the following records except as otherwise noted:

•                  A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or non-U.S. regulator (“Proxy Statement”), or English translation of Proxy Statement as made available through a third party service provider regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “non-voting securities” ballots or proxy statements not voted.

•                  Records of each vote cast by SBAM on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., managed account clients).

•                  A copy of any documents created by SBAM that were material to making a decision on how to vote or that memorializes the basis for that decision.

•                  A copy of each written request for information on how SBAM voted proxies on behalf of a client, and a copy of any written response by SBAM to any (oral or written) request for information on how such proxies were voted.  If a client request for proxy information is received by SBAM, the Client Service Department maintains the appropriate documentation.

SBAM may rely on proxy statements filed on the SEC’s EDGAR system or on proxy statements, ballots and records of votes cast by SBAM maintained by a third party, such as a proxy voting service.

Amended:  March 2013